CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds ETF Trust II of our report dated May 20, 2021, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR of the funds indicated in Appendix A for the year ended March 31, 2021. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “Financial Highlights”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

July 27, 2021

Appendix A

Columbia Fund Series Trust I

Columbia Emerging Markets Consumer ETF

Columbia India Consumer ETF

Columbia EM Core ex-China ETF